PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated March 14, 2011
$3,140,200 Royal Bank of Canada Trigger Autocallable Optimization Securities Linked to the Common Stock of Best Buy Co., Inc. due on March 21, 2012
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock of Best Buy Co., Inc. (the “underlying stock”). If the underlying stock closes at or above underlying stock’s closing price on the Trade Date (the “Starting Price”) on any Observation Date (which will occur first on April 14, 2011, and then monthly thereafter as described on page 4 of this pricing supplement), Royal Bank of Canada will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return based on the Call Return Rate. The Call Return increases the longer the Securities are outstanding, as described below.  If by maturity the Securities have not been called, Royal Bank of Canada will either repay you the full principal amount or, if the underlying stock closes below the Trigger Price of $25.31 on the Final Valuation Date, which is 80% of the Starting Price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the underlying stock from the Trade Date to the Final Valuation Date, up to a 100% loss of your principal amount invested. You will receive a positive return on your Securities only if the underlying stock closes at a price equal to or above the Starting Price on any Observation Date, including the Final Valuation Date.

Investing in the Securities involves significant risks.  The Securities do not pay interest.  You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada and is not, either directly or indirectly, an obligation of any third party. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑        Call Return — Royal Bank of Canada will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the underlying stock on any Observation Date is equal to or greater than the Starting Price. The Call Return increases the longer the Securities are outstanding.  If the Securities are not called, investors will have the potential for downside market exposure to the underlying stock at maturity.

❑        Contingent Repayment of Principal Amount at Maturity— If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the Final Valuation Date and the underlying stock closes above or equal to the Trigger Price on the Final Valuation Date, Royal Bank of Canada will pay your full principal amount. If the underlying stock closes below the Trigger Price on the Final Valuation Date, Royal Bank of Canada will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return.  The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Royal Bank of Canada.

Trade Date                                           March 14, 2011
Settlement Date                                March 17, 2011
Observation Dates                         Monthly (see page 4 for details)
Final Valuation Date1                     March 15, 2012
Maturity Date1                                     March 21, 2012
1          Subject to postponement in the event of a market disruption event as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS TAOS-1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
These terms relate to Securities linked to the performance of the common stock of Best Buy Co., Inc.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Stock	Call Return Rate	Starting Price	Trigger Price	CUSIP	ISIN
Best Buy Co., Inc.	20.00% per annum	$31.64	$25.31, 80% of the Starting Price	78009C225	US78009C2254
See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement.  The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TAOS-1 dated March 2, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Note	Total	Per Note	Total	Per Note
Best Buy Co., Inc. (BBY)	$3,140,200.00	$10.000	$39,252.50	$0.125	$3,100,947.50	$9.875
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. UBS-TAOS-1.
(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TA0S-1 dated March 2, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TAOS-1 dated March 2, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000717/b31110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside equity risk as the underlying stock.

♦     You believe the underlying stock will close at or above the Starting Price on any one of the specified Observation Dates, including the Final Valuation Date.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦     You are willing to hold securities that will be called on the earliest Observation Date on which the underlying stock closes at or above the Starting Price, or you are otherwise willing to hold such securities to maturity, a term of 12 months.

♦     You are willing to make an investment whose return is limited to the Call Return Rate of 20.00%, regardless of the potential appreciation of the underlying stock, which could be significant.

♦     You are willing to invest in the Securities based on the Call Return Rate of 20.00% per annum.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You are willing to forgo any dividends paid on the underlying stock and you do not seek current income from this investment.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦         You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦         You do not believe the underlying stock will close at or above the Starting Price on any one of the specified Observation Dates, including the Final Valuation Date, or you believe the underlying stock will close below the Trigger Price of $25.31, which is 80% of the Starting Price, on the Final Valuation Date.

♦         You seek an investment that is designed to provide a full return of principal at maturity.

♦         You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying stock.

♦         You seek an investment that participates in the full appreciation of the underlying stock and whose return is not limited to the applicable Call Return.

♦         You are unwilling to invest in the Securities based on the Call Return Rate of 20.00% per annum.

♦         You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying stock closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months.

♦         You seek an investment for which there will be an active secondary market.

♦         You seek current income from your investment, or you want to receive any dividends paid on the underlying stock.

♦         You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦         You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦         You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-1 for risks related to an investment in the Securities.

Final Terms		Payment at Maturity (per Security):
If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Royal Bank of Canada will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying stock declines

Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term:	12 months, unless called earlier
Underlying Stock1:	Best Buy Co., Inc. (Bloomberg Symbol: BBY) (the “underlying company”)
Call Feature:
The Securities will be called if the Closing Price of the underlying stock on any Observation Date is at or above the Starting Price. If the Securities are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.

Observation Dates:
The first Observation Date will occur on April 14, 2011; Observation Dates will occur monthly thereafter on May 16, 2011, June 14, 2011, July 14, 2011, August 15, 2011, September 14, 2011, October 14, 2011, November 14, 2011, December 14, 2011, January 17, 2012, February 14, 2012 and March 15, 2012 (the “Final Valuation Date”).2
		Underlying Return:	Final Price – Starting Price Starting Price
		Trigger Price:	$25.31, 80% of the Starting Price
Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.	Starting Price:	$31.64, the closing price of the underlying stock on the Trade Date.
Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 x Call Return)	Final Price:	The closing price of the underlying stock on the Final Valuation Date
Call Return/Call Return Rate:
The Call Price will be based upon the applicable Call Return.  The Call Return increases the longer the Securities are outstanding and is based on the Call Return Rate of 20.00% per annum. The table below represents a Call Return Rate of 20.00% per annum.
		Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
			Investment Timeline
Observation Date	Call Return*	Call Price (per $10.00)*	Trade Date:	The closing price of the underlying stock (the Starting Price) was observed, the Trigger Price was determined and the Call Return Rate was set.

April 14, 2011	1.67%	$10.167
May 16, 2011	3.33%	$10.333
June 14, 2011	5.00%	$10.500
July 14, 2011	6.67%	$10.667
August 15, 2011	8.33%	$10.833	Monthly
The Securities will be called if the closing price of the underlying stock on any Observation Date is equal to or greater than the Starting Price.

If the Securities are called, Royal Bank of Canada will pay the Call Price for the applicable Observation Date equal to the principal amount plus the applicable Call Return.

September 14, 2011	10.00%	$11.000
October 14, 2011	11.67%	$11.167
November 14, 2011	13.33%	$11.333
December 14, 2011	15.00%	$11.500
January 17, 2012	16.67%	$11.667
February 14, 2012	18.33%	$11.833
March 15, 2012	20.00%	$12.000
*The Call Return and the Call Price amounts have been rounded for ease of analysis.

			Maturity Date
The Final Price of the underlying stock is observed on the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price, Royal Bank of Canada will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the Final Price is less than the Trigger Price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the underlying stock, equal to a return of:

$10.00 × (1 + Underlying Return) per Security

_________________________________________________________
1For a description of adjustments that may affect the underlying stock, see “General Terms of the Securities” in the product prospectus supplement no. UBS-TAOS-1.
2 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-1.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦     You May Lose Some or All of Your Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the underlying stock closes at or above the Starting Price on an Observation Date, and if the Securities are not called, whether the Final Price of the underlying stock is greater than or equal to the Trigger Price.  If the Securities are not called, Royal Bank of Canada will only pay you the principal amount of your Securities if the Final Price of the underlying stock is greater than or equal to the Trigger Price and will only make such payment at maturity.  If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.

♦     The Call Feature Limits Your Potential Return: The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the underlying stock, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying stock. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable on later Observation Dates.  As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦     No Interest Payments:  Royal Bank of Canada will not pay any interest with respect to the Securities.

♦     Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate of 20.00% could be as little as one month.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦     Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Securities to maturity.  If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment, even if the price of the underlying stock is above the Trigger Price.

♦     The Call Return Rate Will Reflect in Part the Volatility of the Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the underlying stock. The greater the volatility of the underlying stock, the more likely it is that the price of that stock could close below the Trigger Price on the Final Valuation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities than the return payable on our conventional debt securities with a comparable term. However, while the Call Return Rate was set on the Trade Date, the underlying stock’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying stock could fall sharply as of the Final Valuation Date, which could result in a significant loss of your initial investment.

♦     Credit of Royal Bank of Canada: The Securities are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦     Single Stock Risk:  The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Securities, should make your own investigation into the underlying stock issuer and the underlying stock for your Securities.  We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦     Dividend Payments or Voting Rights: As a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying stock would have.

♦     Owning the Securities Is Not the Same as Owning the Underlying Stock: The return on your Securities may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Securities.  Further, you will not participate in any appreciation of the underlying stock, which could be significant.

♦     Certain Built-In Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity: While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Securities to maturity.

♦     There is a High Probability that the Securities Will Be Called or that the Underlying Stock Will Fall Below the Trigger Price: Since its inception, the underlying stock has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. At the same time, there is also a high probability that the underlying stock will close below the Trigger Price on the Final Valuation Date, exposing you to the loss of some or all of your principal investment

♦     Lack of Liquidity:  The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦     Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦     Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.

♦     Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain.  You should consult your tax adviser about your tax situation.

♦     Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the underlying stock, or in futures, options, exchange-traded funds or other derivative products on the underlying stock may adversely affect the market value of the underlying stock, the closing price of the underlying stock, and, therefore, the market value of the Securities.

♦     Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the closing price of the underlying stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦     the actual and expected volatility of the price of the underlying stock;

♦     the time to maturity of the Securities;

♦     the dividend rate on the underlying stock;

♦     interest and yield rates in the market generally;

♦     a variety of economic, financial, political, regulatory or judicial events;

♦     the occurrence of certain events to the underlying stock that may or may not require an adjustment to the terms of the Securities; and

♦     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦     The Anti-Dilution Protection for the Underlying Stock Is Limited: The calculation agent will make adjustments to the Starting Price and the Trigger Price for certain events affecting the shares of the underlying stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The examples below illustrate the payment upon a call or at maturity for a $10.000 Security, based on the following terms (the amounts have been rounded for ease of reference):

Principal Amount:	$10.000
Term:	12 months
Starting Price:	$31.64
Call Return Rate:	20.00% per annum (or approximately 1.67% per monthly period)
Observation Dates:	Monthly (as set forth under “Final Terms” in this pricing supplement)
Trigger Price:	$25.31 (which is 80% of the Starting Price)

Example 1 — Securities are Called on the First Observation Date
Closing Price at first Observation Date:	$34.00 (at or above Starting Price, Securities are called)
Call Price (per $10.000)	$10.167
Because the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total Call Price of $10.167 per $10.000 principal amount (a 1.67% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date
Closing Price at first Observation Date:	$31.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$30.56 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$31.08 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$33.79 (at or above Starting Price, Securities are called)
Call Price (per $10.000)	$12.000
Because the Securities are called on the Final Valuation Date, Royal Bank of Canada will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.000 per $10.000 principal amount (a 20.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date
Closing Price at first Observation Date:	$31.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$30.56 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$31.08 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$26.50 (below Starting Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.000)	$10.000
Because the Securities are not called and the Final Price is not below the Trigger Price on the Final Valuation Date, Royal Bank of Canada will pay you at maturity a total of $10.000 per $10.000 principal amount (a 0% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date
Closing Price at first Observation Date:	$31.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$30.56 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$31.08 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$22.15 (below Starting Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.000)	$10.000 x [1 + Underlying Return] $10.000 x (1 – 29.99%) $7.001
Because the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Royal Bank of Canada will pay you at maturity a total of $7.001 per $10.00 principal amount (a 29.99% loss on the Securities).

What Are the Tax Consequences of the Securities?
Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a callable pre-paid cash-settled derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Information about the Underlying Stock
We have derived all information contained in this pricing supplement regarding the underlying company from publicly available information. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the underlying stock and underlying company. The underlying company retails consumer electronics, home office products, entertainment software, appliances and related services through its retail stores, as well as its web site. The underlying company also retails pre-recorded home entertainment products through retail stores.

Because the underlying stock is registered under the Securities Exchange Act of 1934, the underlying company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the underlying company can be located at the SEC’s facilities or through the SEC’s website by reference to the underlying company’s SEC CIK number, 764478.  We make no representation or warranty as to the accuracy or completeness of the underlying company’s information or reports.

Although we and our affiliates may hold securities of the underlying company from time to time, we do not control the underlying company. The underlying company will have no obligations with respect to the Securities. This pricing supplement relates only to the Securities and does not offer the underlying stock or any other securities of the underlying company. Neither we nor any of our affiliates have participated or will participate in the preparation of the underlying company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the underlying company in connection with the offering of the Securities. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the underlying company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the underlying stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the underlying company could affect the value of the underlying stock and therefore could affect your return on the Securities.

The selection of the underlying stock is not a recommendation to buy or sell the underlying stock. Neither we, UBS Financial Services Inc., nor any of our affiliates make any representation to you as to the performance of the underlying stock.

The underlying stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “BBY”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of the underlying stock on March 14, 2011 was $31.64.  The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2006	3/31/2006	$57.69	$43.32	$55.93
4/3/2006	6/30/2006	$59.50	$48.70	$54.84
7/3/2006	9/26/2006	$56.12	$43.51	$53.56
10/2/2006	12/29/2006	$58.49	$46.95	$49.19
1/3/2007	3/30/2007	$51.80	$45.08	$48.72
4/2/2007	6/29/2007	$49.92	$44.24	$46.67
7/2/2007	9/28/2007	$48.48	$41.85	$46.02
10/1/2007	12/31/2007	$53.90	$44.90	$52.65
1/2/2008	3/31/2008	$52.98	$38.76	$41.46
4/1/2008	6/30/2008	$48.03	$39.42	$39.60
7/1/2008	9/30/2008	$48.75	$35.65	$37.50
10/1/2008	12/31/2008	$37.59	$16.42	$28.11
1/2/2009	3/31/2009	$39.25	$23.97	$37.96
4/1/2009	6/30/2009	$42.06	$32.70	$33.49
7/1/2009	9/30/2009	$41.48	$31.25	$37.52
10/1/2009	12/31/2009	$45.55	$36.30	$39.46
1/1/2010	3/31/2010	$44.79	$35.01	$42.54
4/1/2010	6/30/2010	$48.78	$33.77	$33.86
7/1/2010	9/30/2010	$41.21	$30.91	$40.83
10/1/2010	12/31/2010	$45.40	$33.40	$34.29
1/3/2011	3/14/2011*	$36.33	$30.75	$31.64

*As of the date of this pricing supplement, available information for the first calendar quarter of 2011 includes data for the period from January 2, 2011 through March 14, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of the underlying stock from January 1, 2006 to March 14, 2011, based on the Starting Price of $31.64, which was the closing price of the underlying stock on March 14, 2011, and the Trigger Price of $25.31 which is 80% of the Starting Price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. UBS-TAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms” and the provisions in the accompanying product prospectus supplement no. UBS-TAOS-1 dated March 2, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.